Exhibit 99.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE AMC ENTERTAINMENT	CONSOLIDATED
HOLDINGS, INC.	C.A. No. 2023-0215-MTZ
STOCKHOLDER LITIGATION

STIPULATION AND AGREEMENT OF

COMPROMISE, SETTLEMENT, AND RELEASE

This Stipulation and Agreement of Compromise, Settlement, and Release (with the Exhibits hereto, the “Stipulation,” and the settlement contemplated hereby, the “Settlement”) in the above-captioned action (the “Action”), filed in the Delaware Court of Chancery (the “Court”), is made and entered into as of April 27, 2023 by and between: (i) Plaintiffs Usbaldo Munoz, Anthony Franchi, and Allegheny County Employees’ Retirement System (collectively, “Plaintiffs”), individually and on behalf of the Settlement Class; and (ii) Defendants Adam M. Aron, Denise Clark, Howard W. Koch, Jr., Philip Lader, Gary F. Locke, Kathleen M. Pawlus, Keri Putnam, Anthony J. Saich, Adam J. Sussman, Lee Wittlinger, and AMC Entertainment Holdings, Inc. (“AMC” or the “Company”) (collectively, “Defendants,” and together with Plaintiffs, the “Parties,” and each a “Party”), by and through their respective undersigned counsel, to fully, finally, and forever compromise, resolve, discharge, and settle the Released Claims, with the resulting dismissal of the Action with prejudice, subject to Court approval pursuant to Court of Chancery Rule 23.1

1 Capitalized terms have the meanings set forth in the “Definitions” section below or as otherwise defined in this Stipulation.

RECITALS

WHEREAS:

Summary of the Action

A.          On August 4, 2022, AMC declared a special dividend of one AMC Preferred Equity Unit (an “AMC Preferred Equity Unit”) for each share of AMC Class A common stock (the “Common Stock”). Each AMC Preferred Equity Unit is a depositary share and represents an interest in one 1/100th of a share of the Company’s Series A Convertible Participating Preferred Stock (the “Preferred Stock”). Each share of Preferred Stock in turn is potentially convertible into 100 shares of Common Stock. Pursuant to a Deposit Agreement (the “Deposit Agreement”) among the Company, Computershare Inc. (“Computershare”), and Computershare Trust Company, N.A. (together with Computershare, the “Depositary”), dated August 4, 2022, in the absence of specific instructions from the holders of AMC Preferred Equity Units, the Depositary agreed to vote the Preferred Stock proportionately with votes cast pursuant to instructions received from the other holders of AMC Preferred Equity Units.

B.           On December 22, 2022, AMC entered into an agreement (the “Antara Agreement”) with Antara Capital, LP (“Antara”) to raise $110 million of new equity capital through the sale of AMC Preferred Equity Units to Antara. Additionally, AMC announced that it would hold a special meeting of stockholders (the “Special Meeting”) to vote on proposals to amend the Company’s Third Amended and Restated Certificate of Incorporation (the “Certificate”) to: (i) increase the authorized number of shares of Common Stock (the “Share Increase”); and (ii) thereafter effect a 1-to-10 reverse stock split of AMC equity (the “Reverse Stock Split,” and collectively with the “Share Increase,” the “Proposals”). The Proposals would allow for the full conversion of all outstanding AMC Preferred Equity Units into shares of Common Stock (the “Conversion”). Under the terms of the Antara Agreement, Antara agreed to vote its AMC Preferred Equity Units in favor of the Proposals at the Special Meeting.

C.           On February 20, 2023, Allegheny County Employees’ Retirement System commenced an action bearing the caption Allegheny County Employees’ Retirement System v. AMC Entertainment Holdings, Inc., et al., C.A. No. 2023-0215-MTZ (the “Allegheny Action”), on behalf of itself and all other similarly situated holders of Common Stock, against certain of the Defendants, asserting claims for breach of fiduciary duty and violation of 8 Del. C. § 242(b)(2) in connection with the issuance of the AMC Preferred Equity Units and Proposals, and seeking injunctive relief and money damages in an amount to be determined at trial.

D.           Also on February 20, 2023, Usbaldo Munoz and Anthony Franchi commenced an action bearing the caption Munoz, et al. v. Aron, et al., C.A. No. 2023-0216-MTZ (the “Munoz Action”), on behalf of themselves and all other similarly situated holders of Common Stock, against certain of the Defendants, asserting a claim for breach of fiduciary duty in connection with the Proposals, and seeking injunctive relief.

E.            On February 27, 2023, the Court entered an Order (the “Status Quo Order”), which, among other things, allowed AMC to hold the Special Meeting but prevented AMC from effectuating the results of the stockholder votes held thereat pending a ruling by the Court on Plaintiffs’ to-be-filed preliminary injunction motion, set a hearing on such motion for April 27, 2023, and expedited the Action.

F.            On March 2, 2023, the Court entered an Order consolidating the Allegheny Action and the Munoz Action for all purposes into the above-captioned Action; appointing Allegheny County Employees’ Retirement System, Usbaldo Munoz, and Anthony Franchi as lead plaintiffs in the Action; appointing the law firms of Bernstein Litowitz Berger & Grossmann LLP, Fields Kupka & Shukurov LLP; and Grant & Eisenhofer P.A. as lead counsel in the Action (“Lead Counsel”); designating the Verified Stockholder Class Action Complaint filed in the Munoz Action as the operative complaint in the Action (the “Complaint”); and requiring Lead Counsel to inform the Court whether a claim for violation of 8 Del. C. § 242(b)(2) would be included as a basis for Plaintiffs’ to-be-filed preliminary injunction motion. On March 13, 2023, Lead Counsel filed a letter with the Court stating that Plaintiffs would include a claim for violation of 8 Del. C. § 242(b)(2) as against AMC in their motion.

G.            On March 14, 2023, the Court entered a Stipulation and Order for the Production and Exchange of Confidential and Highly Confidential Information (the “Confidentiality Order”).

H.           Also on March 14, 2023, AMC convened the Special Meeting, whereat the Proposals were approved by a majority of Common Stock and Preferred Stock, including Preferred Stock shares corresponding to uninstructed AMC Preferred Equity Units, voting together as a class.

I.             Between February and April 2023, the Parties engaged in document discovery: (i) Plaintiffs propounded 21 requests for the production of documents to Defendants and served subpoenas on multiple third-parties; (ii) Plaintiffs obtained and reviewed over 59,000 pages of documents from their discovery requests propounded to Defendants and an additional 3,200 pages of documents from their subpoenas to third-parties; and (iii) Plaintiffs responded to over 26 document requests propounded by Defendants and produced over 3,700 pages of documents.

J.            Plaintiffs retained and worked closely with financial and proxy solicitation experts to prepare expert analyses to submit with their anticipated injunction brief. Plaintiffs were also preparing to take six fact depositions and to sit for their own depositions, all to be conducted in an eight-day span, with a fact discovery deadline of April 6, 2023.

K.           On March 28, 2023, the Parties participated in a mediation session with former Vice Chancellor Joseph R. Slights III. The Parties engaged in extensive follow-up negotiations over the next several days.

L.            On April 2, 2023, following adversarial and arm’s-length negotiations, the Parties executed a Term Sheet (the “Term Sheet”) reflecting the Parties’ agreement-in-principle to settle the Action.

M.           This Stipulation (together with the exhibits hereto) reflects the final and binding agreement among the Parties concerning the Settlement and supersedes the Term Sheet.

Plaintiffs’ Claims and the Benefits of the Settlement

N.           Plaintiffs and Class Counsel believe that the claims asserted in the Action have merit but acknowledge that Defendants had potential defenses thereto, including that the AMC board of directors purportedly had a compelling justification for (i) issuing AMC Preferred Equity Units and (ii) taking steps to convert AMC Preferred Equity Units into shares of Common Stock. Accordingly, Plaintiffs and Class Counsel determined that entering into the Settlement, which contemplates substantial benefits for the Settlement Class and would resolve the claims asserted in the Action on the terms set forth herein, is in the best interests of Settlement Class members. In reaching this determination, Plaintiffs and Class Counsel considered: (i) the attendant risks of continued litigation and the uncertainty of the outcome of the Action; (ii) the probability of success on the merits; (iii) the inherent problems of proof associated with, and possible defenses to, the claims asserted in the Action; (iv) discovery taken in the Action; (v) the desirability of permitting the Settlement to be consummated according to its terms; (vi) the expense and length of continued proceedings necessary to prosecute the Action through a preliminary injunction hearing, trial, and any appeals; and (vii) the terms and conditions of the Settlement and this Stipulation, which Plaintiffs and Class Counsel have concluded are fair, reasonable, and adequate.

O.           Based on Class Counsel’s review and analysis of the relevant facts, allegations, defenses, and controlling legal principles, Class Counsel believe that the Settlement set forth in this Stipulation is fair, reasonable, and adequate, and confers substantial benefits upon the Settlement Class. Based upon Class Counsel’s evaluation, as well as their own evaluations, Plaintiffs have determined that the Settlement is in the best interests of the Settlement Class and have agreed to the terms and conditions set forth in this Stipulation.

Defendants’ Denial of Wrongdoing and Liability

P.           Defendants deny any and all allegations of wrongdoing, fault, liability, or damages with respect to Plaintiffs’ Released Claims, including, but not limited to, any allegations that Defendants have committed any violations of law or breach of any duty owed to holders of AMC Common Stock, that Defendants have acted improperly in any way, or that Defendants have any liability or owe any damages of any kind to Plaintiffs and/or the Settlement Class. Defendants maintain that their conduct was at all times proper, in the best interests of the Company and its stockholders, and in compliance with applicable law. Defendants also deny that the Company’s stockholders were harmed by any conduct of Defendants that was alleged, or that could have been alleged, in the Action. Each of Defendants asserts that, at all relevant times, such Defendant acted in good faith and in a manner believed to be in the best interests of the Company and all of its stockholders.

Q.           Nevertheless, Defendants have determined to enter into the Settlement on the terms and conditions set forth in this Stipulation solely to put Plaintiffs’ Released Claims to rest, finally and forever, without in any way acknowledging any wrongdoing, fault, liability, or damages. For the avoidance of doubt, nothing in this Stipulation or the Settlement shall be construed as an admission by Defendants of any wrongdoing, fault, liability, or damages whatsoever.

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED, subject to the approval of the Court pursuant to Court of Chancery Rule 23, that the Action shall be fully and finally compromised, settled, and dismissed with prejudice, and that (i) all Plaintiffs’ Released Claims shall be completely, fully, finally, and forever compromised, settled, released, discharged, extinguished, and dismissed with prejudice and without costs (except as provided herein) as against all Defendants’ Released Persons, and (ii) all Defendants’ Released Claims shall be completely, fully, finally, and forever compromised, settled, released, discharged, extinguished, and dismissed with prejudice and without costs (except as provided herein) as against all Plaintiffs’ Released Persons, upon and subject to the following terms and conditions of the Settlement:

A.	Definitions

1.            The following capitalized terms, used in this Stipulation and its Exhibits, shall have the meanings specified below:

a.              “Administration Costs” means the costs, fees, and expenses incurred in connection with administering the Settlement, including but not limited to issuing the Settlement Payment to Settlement Class Members.

b.             “Allegheny Complaint” means the Verified Class Action Complaint Seeking Declaratory, Injunctive, and Equitable Relief filed in the Allegheny Action at Trans. Id. 69181648.

c.              “Class Counsel” means Lead Counsel (i.e., the law firms Bernstein Litowitz Berger & Grossmann LLP, Fields Kupka & Shukurov LLP, and Grant & Eisenhofer P.A.) and Saxena White P.A.

d.              “Class Period” means the period from August 3, 2022 through and including the Settlement Class Time.

e.              “Effective Date” means the first date by which all of the events and conditions specified in Paragraph 17 of this Stipulation have been met and have occurred or have been waived by the Parties in writing.

f.               “Exhibits” means the exhibits attached hereto.

g.             “Fee and Expense Award” means an award to Class Counsel of fees and expenses approved by the Court in accordance with the Settlement (including any incentive fee to any of Plaintiffs), in full satisfaction of any and all claims for attorneys’ fees or expenses that have been, could be, or could have been asserted by Class Counsel or any other counsel for any Settlement Class Member.

h.              “Final” when referring to any judgment or order entered by the Court, means that one of the following has occurred: (i) the time for the filing or noticing of any motion for reconsideration, reargument, appeal, or review of the judgment or order has expired without any such filing or notice; or (ii) the judgment or order has been affirmed in all material respects on an appeal or after reconsideration or other review and is no longer subject to review upon reconsideration, reargument, appeal, or other review, and the time for any petition for reconsideration, reargument, appeal, or review of such judgment or order (or any order affirming it) has expired; provided, however, that any disputes or appeals relating solely to the amount, payment, or allocation of attorneys’ fees and expenses in the Action shall have no effect on finality for purposes of determining the date on which the Order and Final Judgment becomes Final, and shall not prevent, limit, or otherwise affect the Order and Final Judgment.

i.               “Munoz Complaint” means the Verified Stockholder Class Action Complaint filed in the Munoz Action at Trans. Id. 69170312.

j.               “Notice” means the Notice of Pendency and Proposed Settlement of Stockholder Class Action, Settlement Hearing, and Right to Appear substantially in the form attached hereto as Exhibit B.

k.              “Notice Costs” means the costs, fees, and expenses incurred in connection with providing notice to the Settlement Class.

l.              “Order and Final Judgment” means the Order and Final Judgment to be entered in the Action substantially in the form attached hereto as Exhibit D, or as modified by agreement of the Parties in writing.

m.            “Person” means any individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, association, affiliate, joint stock company, investment fund, estate, legal representative trust, unincorporated association, entity, government and any political subdivision thereof, or any other type of business or legal entity.

n.              “Released Claims” means the Released Plaintiffs’ Claims and the Released Defendants’ Claims, collectively or individually.

o.             “Released Defendants’ Claims” means any and all actions, causes of action, suits, liabilities, claims, rights of action, debts, sums of money, covenants, contracts, controversies, agreements, promises, damages, contributions, indemnities, and demands of every nature and description, whether or not currently asserted, whether known claims or Unknown Claims, suspected, existing, or discoverable, whether arising under federal, state, common, or foreign law, and whether based on contract, tort, statute, law, equity, or otherwise (including, but not limited to, federal and state securities laws), that were or could have been asserted by any of the Released Defendants’ Persons in any court, tribunal, forum, or proceeding, and that are based upon, arise out of, relate to, or involve the commencement, prosecution, defense, mediation, or settlement of the Action, except claims with regard to enforcement of the Settlement or this Stipulation.

p.             “Released Defendants’ Persons” means each and all Defendants and any and all of their respective former or current, direct or indirect parents, subsidiaries, affiliates, controlling persons, stockholders, employees, officers, directors, agents, fiduciaries, predecessors, successors, trusts, trustees, trust beneficiaries, family members, spouses, heirs, executors, estates, administrators, assigns, beneficiaries, distributees, foundations, joint ventures, general or limited partners, members, managers, managing members, attorneys, heirs, successors, assigns, insurers, reinsurers, advisors (including without limitation legal, financial, and investment advisors), consultants, other affiliated persons, and representatives, and with respect to each of the foregoing, their respective former or current, direct or indirect parents, subsidiaries, affiliates, controlling persons, employees, officers, directors, agents, fiduciaries, predecessors, successors, trusts, trustees, trust beneficiaries, family members, spouses, heirs, executors, estates, administrators, assigns, beneficiaries, distributees, foundations, joint ventures, general or limited partners, members, managers, managing members, attorneys, heirs, successors, assigns, insurers, reinsurers, advisors (including without limitation legal, financial, and investment advisors), consultants, other affiliated persons, and representatives.

q.              “Released Persons” means the Released Plaintiffs’ Persons and the Released Defendants’ Persons, collectively or individually.

r.              “Released Plaintiffs’ Claims” means any and all actions, causes of action, suits, liabilities, claims, rights of action, debts, sums of money, covenants, contracts, controversies, agreements, promises, damages, contributions, indemnities, and demands of every nature and description, whether or not currently asserted, whether known claims or Unknown Claims, suspected, existing, or discoverable, whether arising under federal, state, common, or foreign law, and whether based on contract, tort, statute, law, equity, or otherwise (including, but not limited to, federal and state securities laws), that Plaintiffs or any other Settlement Class Member: (i) asserted in the Allegheny Complaint or the Munoz Complaint; or (ii) ever had, now have, or hereafter can, shall, or may have, directly, representatively, derivatively, or in any other capacity that, in full or part, concern, relate to, arise out of, or are in any way connected to or based upon the allegations, transactions, facts, matters, occurrences, representations, or omissions involved, set forth, or referred to in the Complaints and that relate to the ownership of Common Stock and/or AMC Preferred Equity Units during the Class Period, except claims with regard to enforcement of the Settlement and this Stipulation.

s.              “Released Plaintiffs’ Persons” means Plaintiffs, all other Settlement Class Members, and any and all of their respective former or current, direct or indirect parents, subsidiaries, affiliates, controlling persons, stockholders, employees, officers, directors, agents, fiduciaries, predecessors, successors, trusts, trustees, trust beneficiaries, family members, spouses, heirs, executors, estates, administrators, assigns, beneficiaries, distributees, foundations, joint ventures, general or limited partners, members, managers, managing members, attorneys, heirs, successors, assigns, insurers, reinsurers, advisors (including without limitation legal, financial, and investment advisors), consultants, other affiliated persons, and representatives, and with respect to each of the foregoing, their respective former or current, direct or indirect parents, subsidiaries, affiliates, controlling persons, employees, officers, directors, agents, fiduciaries, predecessors, successors, trusts, trustees, trust beneficiaries, family members, spouses, heirs, executors, estates, administrators, assigns, beneficiaries, distributees, foundations, joint ventures, general or limited partners, members, managers, managing members, attorneys, heirs, successors, assigns, insurers, reinsurers, advisors (including without limitation legal, financial, and investment advisors), consultants, other affiliated persons, and representatives.

t.               “Releases” means the releases set forth in Paragraphs 5 and 6 of this Stipulation.

u.              “Scheduling Order” means the Scheduling Order substantially in the form attached hereto as Exhibit A.

v.              “SEC” means the United States Securities and Exchange Commission.

w.             “Settlement Class” means a non-opt-out class for settlement purposes only, and pursuant to Court of Chancery Rules 23(a), 23(b)(1), and 23(b)(2), consisting of all holders of Common Stock during the Class Period, whether beneficial or of record, including the legal representatives, heirs, successors-in-interest, transferees, and assignees of all such foregoing holders, but excluding Defendants.

x.              “Settlement Class Member” means a Person who is a member of the Settlement Class.

y.            “Settlement Class Time” means the record time, expected to be set as of the close of business on the business day prior to Conversion on which the Reverse Stock Split is effective.

z.              “Settlement Hearing” means the hearing to be held by the Court to, among other things: (i) determine whether to finally certify the Settlement Class for settlement purposes only, pursuant to Court of Chancery Rules 23(a), 23(b)(1), and 23(b)(2); (ii) determine whether Plaintiffs and Lead Counsel have adequately represented the Settlement Class, and whether Plaintiffs should be finally appointed as representatives for the Settlement Class and Lead Counsel should be finally appointed as counsel for the Settlement Class; (iii) determine whether the proposed Settlement should be approved as fair, reasonable, and adequate to the Settlement Class and in the best interests of the Settlement Class; (iv) determine whether the Action should be dismissed with prejudice and the Releases provided under this Stipulation should be granted; (v) determine whether the Order and Final Judgment approving the Settlement should be entered and the Status Quo Order lifted; (vi) determine whether and in what amount any Fee and Expense Award should be paid to Class Counsel from Defendants and/or their insurers; (vii) hear and rule on any objections to the Settlement and/or Class Counsel’s application for a Fee and Expense Award; and (viii) consider any other matters that may properly be brought before the Court in connection with the Settlement.

aa.          “Settlement Payment” means one share of Common Stock for every 7.5 shares of Common Stock owned by record holders of Common Stock as of the Settlement Class Time (after giving effect to the Reverse Stock Split).

bb.          “Summary Notice” means the Summary Notice of Pendency and Proposed Settlement of Stockholder Class Action, Settlement Hearing, and Right to Appear substantially in the form attached hereto as Exhibit C.

cc.            “Termination Notice” means written notice of a Party’s election of their right to terminate the Settlement and this Stipulation.

dd.           “Unknown Claims” means any Released Plaintiffs’ Claims which Plaintiffs do not, or any Settlement Class Member does not, know or suspect to exist in his, her, or its favor at the time of the release of such claims, and any Released Defendants’ Claims which any Defendant does not know or suspect to exist in his, her, or its favor at the time of the release of such claims, which, if known by him, her, or it, might have affected his, her, or its decision(s) with respect to this Settlement. With respect to any and all Released Claims, the Parties stipulate and agree that, upon the Effective Date, Plaintiffs and Defendants shall expressly waive, and each of the other Settlement Class Members shall be deemed to have waived, and by operation of the Order and Final Judgment shall have expressly waived, any and all provisions, rights, and benefits conferred by any law of any state or territory of the United States, or principle of common law or foreign law, which is similar, comparable, or equivalent to Cal. Civ. Code § 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Plaintiffs and Defendants acknowledge, and each of the other Settlement Class Members shall be deemed by operation of law to have acknowledged, that the inclusion of the foregoing waiver was separately bargained for and was a key and material element of the Settlement and was relied upon by each and all of Plaintiffs and Defendants in entering into this Stipulation.

B.	Settlement Consideration

2.            In consideration for the full and final release, settlement, dismissal, and discharge of any and all of the Released Plaintiffs’ Claims against the Released Defendants’ Persons, upon entry of the Order and Final Judgment, AMC, on behalf of Defendants, shall, promptly following the Conversion, issue the Settlement Payment to the record holders of Common Stock as of the Settlement Class Time (after giving effect to the Reverse Stock Split). No fractional shares of Common Stock will be issued as part of the Settlement Payment. Record holders who would otherwise be entitled to receive a fractional share of the Settlement Payment will receive a cash payment in lieu thereof in the same manner as will be provided in connection with the Reverse Stock Split. For beneficial holders who hold through banks, brokers, or other nominees, these banks, brokers, or other nominees may have different procedures for processing the Settlement Payment and handling fractional shares.

C.	Administration of Settlement Payment

3.            Upon entry of the Order and Final Judgement, AMC will have the sole responsibility for issuing the Settlement Payment to record holders of Common Stock pursuant to Paragraph 2 above, and shall be solely responsible for any and all Administration Costs in connection with the Settlement, regardless of whether the Court approves the Settlement or the Effective Date of the Settlement fails to occur, and in no event shall Plaintiffs or their counsel be responsible for any Administration Costs. Given that the Settlement Payment consists of stock, as opposed to cash, Defendants will inform the Court at least thirty (30) calendar days prior to the Settlement Hearing if they intend to issue the shares of Common Stock comprising the Settlement Payment in reliance on Section 3(a)(10) of Securities Act of 1933 (the “Securities Act”), which exempts such securities from registration under the Securities Act.

D.	Scope of the Settlement

4.            Upon entry of the Order and Final Judgment, the Status Quo Order shall be immediately lifted and the Action shall be dismissed in its entirety and with prejudice. Plaintiffs and Defendants shall each bear his, her, or its own fees, costs, and expenses, except as expressly provided in Paragraphs 19-20 of this Stipulation; provided, however, that nothing herein shall affect Defendants’ rights to, and claims for, advancement or indemnity of their legal fees, costs, and expenses in connection with the Action, the Settlement, or any of the Released Plaintiffs’ Claims, nor any claims that Defendants may have against their respective insurers, co-insurers, or reinsurers.

5.            Upon the Effective Date, Plaintiffs and each of the other Settlement Class Members, on behalf of themselves and any and all of their respective predecessors, successors, representatives, trustees, executors, administrators, estates, heirs, transferees, and assigns, in their capacities as such only, and any other person or entity purporting to claim through or on behalf of them in such capacity only, by operation of the Order and Final Judgment and to the fullest extent permitted by law, shall completely, fully, finally, and forever release, relinquish, settle, and discharge the Released Plaintiffs’ Claims as against the Released Defendants’ Persons, and shall forever be barred and enjoined from commencing, instigating, or prosecuting any of the Released Plaintiffs’ Claims against any of the Released Defendants’ Persons.

6.            Upon the Effective Date, Defendants, on behalf of themselves and any and all of their respective predecessors, successors, representatives, trustees, executors, administrators, estates, heirs, transferees, and assigns, in their capacities as such only, and any other person or entity purporting to claim through or on behalf of them in such capacity only, by operation of the Order and Final Judgment and to the fullest extent permitted by law, shall completely, fully, finally, and forever release, relinquish, settle, and discharge the Released Defendants’ Claims as against the Released Plaintiffs’ Persons, and shall forever be barred and enjoined from commencing, instituting, or prosecuting any of the Released Defendants’ Claims against any of the Released Plaintiffs’ Persons.

E.	Settlement Class Certification

7.            Solely for the purposes of the Settlement and for no other purpose, the Parties agree to: (i) certification of the Action as a non-opt-out class action pursuant to Court of Chancery Rules 23(a), 23(b)(1), and (b)(2) on behalf of the Settlement Class; (ii) appointment of Plaintiffs as representatives for the Settlement Class; and (iii) appointment of Class Counsel as counsel for the Settlement Class.

8.            The certification of the Settlement Class shall be binding only with respect to the Settlement and this Stipulation. In the event that the Settlement or this Stipulation is terminated pursuant to its terms or the Effective Date otherwise fails to occur, the certification of the Settlement Class shall be deemed vacated, and the Action shall proceed as though the Settlement Class had never been certified.

F.	Submission of the Settlement to the Court for Approval

9.            As soon as practicable after this Stipulation has been executed, the Parties shall jointly submit this Stipulation, together with its Exhibits, to the Court, and shall jointly apply to the Court for entry of the Scheduling Order.

10.           In accordance with the Scheduling Order, AMC, on behalf of Defendants, shall provide notice of the Settlement to Settlement Class Members as follows: (i) file with the SEC a Current Report on Form 8-K describing the Settlement and stating where stockholders can locate this Stipulation and the Notice on AMC’s website; (ii) post a copy of this Stipulation and the Notice on AMC’s website, which shall remain on AMC’s website through the Effective Date or termination of the Settlement; (iii) transmit the Summary Notice once over the PR Newswire; and (iv) post a notice regarding the Settlement on AMC’s Twitter account in substantially the following form:

AMC has recently reached an agreement to settle a putative stockholder class action concerning the proposed conversion of AMC Preferred Equity Units into Common Stock and reverse stock split. The settlement agreement and settlement notice can be located on AMC’s website at this address: [insert address once available]. AMC stockholders who are class members have the right to object to the settlement and the deadline to do so is [insert date once available].

Lead Counsel will also post a copy of this Stipulation and the Notice on their respective websites, which shall remain on their websites through the Effective Date or termination of the Settlement, and also post links to this Stipulation and the Notice on their social media accounts on a weekly basis during the notice period.

11.           The Company shall assume all administrative responsibility for and will pay any and all Notice Costs, regardless of the form or manner of notice ordered by the Court and regardless of whether the Court approves the Settlement or the Effective Date of the Settlement fails to occur, and in no event shall Plaintiffs or their counsel be responsible for any Notice Costs.

12.           The Parties and their respective attorneys agree to use their individual and collective best efforts to obtain Court approval of the Settlement as soon as practicable and to effect, take, or cause to be taken all actions, and to do, or cause to be done, all things reasonably necessary, proper, or advisable under applicable laws, regulations, and agreements to consummate and make effective, as promptly as practicable, the Settlement provided for in this Stipulation and the dismissal of the Action with prejudice. The Parties and their respective attorneys agree to cooperate fully in seeking the Court’s approval of the Settlement and this Stipulation, and to use their best efforts to effect the consummation of the Settlement.

13.           If the Settlement embodied in this Stipulation is approved by the Court, the Parties shall request that the Court enter the Order and Final Judgment.

G.	Stay Pending Court Approval

14.           The Parties hereby agree to stay all proceedings in the Action, to file no further actions against the Released Persons asserting any Released Claims, and to stay and not to initiate any and all other proceedings other than those incident to the Settlement itself, pending the occurrence of the Effective Date. The Parties’ (and any third-parties’) respective deadlines to respond to any filed or served pleadings, motions, or discovery requests are extended indefinitely. Any Party may inform the recipient of any subpoenas issued in connection with the Action (regardless of which Party issued the subpoena) that the proceedings in the Action are stayed pending approval of the Settlement and entry of the Order and Final Judgment.

15.           The Parties agree to use their best efforts to seek the stay and dismissal of, and to oppose entry of any interim or final relief in favor of, any Settlement Class Member, in any other proceedings against any of Defendants or any other of the Released Defendants’ Persons that challenge the Settlement or otherwise assert a Released Plaintiffs’ Claim against any of the Released Defendants’ Persons.

16.           Notwithstanding Paragraphs 14 and 15 above, nothing herein shall in any way impair or restrict the rights of any Party to defend this Stipulation or the Settlement or to otherwise respond in the event any Person objects to this Stipulation, the Settlement, the Order and Final Judgment, or the Fee and Expense Award.

H.	Conditions of Settlement

17.          The Effective Date of the Settlement shall be deemed to occur on the occurrence or written waiver of the Parties of all of the following events, which events the Parties shall use their best efforts to achieve:

a.              the Court’s certification of the Settlement Class as a non-opt-out settlement class;

b.             the Court’s entry of the Order and Final Judgment, including the Releases set forth herein and the dismissal with prejudice of the Action without the award of any damages, costs, or fees and expenses, except as provided for in this Stipulation; and

c.              the Order and Final Judgment becoming Final.

18.           Upon the occurrence of the Effective Date, the Releases provided under this Stipulation shall be effective.

I.	Attorneys’ Fees and Expenses

19.          Class Counsel intend to petition the Court for a Fee and Expense Award, which application will be wholly inclusive of any request for attorneys’ fees and expenses on behalf of any Settlement Class Member or his, her, or its counsel in connection with the Settlement. Class Counsel further intend to seek Court approval of incentive awards to Plaintiffs of up to and including $5,000 each, to be paid to Plaintiffs solely out of any Fee and Expense Award by the Court to Class Counsel.

20.           Defendants shall pay or cause their insurers to pay the total Fee and Expense Award, as awarded by the Court, to Bernstein Litowitz Berger & Grossmann LLP within twenty (20) calendar days of the later of: (i) an award by the Court of the Fee and Expense Award; or (ii) receipt by the Company from Bernstein Litowitz Berger & Grossmann LLP of (a) complete wire transfer instructions, including the name and telephone number of a person with knowledge of, and who can verbally confirm, such instructions, and (b) a completed Form W-9 to the Company, notwithstanding any objections or appeals of the Settlement or the Fee and Expense Award or any collateral attack thereon, subject to Lead Counsel’s obligation to return such amount, in whole or in part, if the Settlement is terminated pursuant to the terms of this Stipulation or if, as a result of any appeal or further proceedings on remand, or successful collateral attack, the Fee and Expense Award is reduced or reversed and such order reducing or reversing the award has become Final. Lead Counsel shall make the appropriate refund or repayment in full no later than fifteen (15) business days after: (i) receiving from Defendants a notice of termination of the Settlement pursuant to the terms of this Stipulation; or (ii) any order reducing, reversing, or otherwise modifying the Fee and Expense Award has become Final.

21.           This Stipulation, the Settlement, the Order and Final Judgment, and whether the Order and Final Judgment becomes Final, are not conditioned upon the approval of any Fee and Expense Award, either at all or in any particular amount, by the Court. The Fee and Expense Award may be considered separately from this Stipulation and the proposed Settlement. Any disapproval or modification of the Fee and Expense Award by the Court or on appeal shall not (i) affect or delay the enforceability of this Stipulation or the Settlement, (ii) provide any Party the right to terminate the Settlement, (iii) affect or delay the binding effect or finality of the Order and Final Judgment or the Releases, or (iv) prevent the occurrence of the Effective Date.

22.           Class Counsel warrants that no portion of any Fee and Expense Award shall be paid to Plaintiffs or any Settlement Class Member, except as approved by the Court.

23.           Lead Counsel shall be responsible for allocating and paying any portion of the Fee and Expense Award to any other counsel. The Released Defendants’ Persons shall not have any liability to any counsel for any Settlement Class Member for any claimed attorneys’ fees and expenses in connection with the Action or the Settlement, except as provided in this Stipulation.

J.	Termination of Settlement; Effect of Termination

24.           Plaintiffs (as a Plaintiff group that unanimously agrees amongst themselves) and Defendants (as a Defendant group that unanimously agrees amongst themselves) shall each have the right to terminate the Settlement and this Stipulation by providing a Termination Notice to the other parties to this Stipulation within thirty (30) calendar days of: (i) the Court’s refusal to enter the Scheduling Order in any material respect and such refusal decision has become final; (ii) the Court’s refusal to approve this Stipulation, the Settlement, or any part of it that materially affects any Party’s rights or obligations hereunder and such refusal decision has become Final; (iii) the Court’s declining to enter the Order and Final Judgment in any material respect; or (iv) the date upon which the Order and Final Judgment is modified or reversed in any material respect by an appellate court and such order modifying or reversing the Order and Final Judgment has become Final. For the avoidance of doubt, the Parties stipulate and agree that the Court’s refusal to lift the Status Quo Order in the Order and Final Judgment or any change to the scope or substance of the Releases provided for in this Stipulation and the Settlement would constitute a material change that gives rise to each of the Parties’ rights to terminate this Stipulation and the Settlement. Neither a modification nor a reversal on appeal of any Fee and Expense Award shall be deemed a material modification of the Order and Final Judgment or this Stipulation.

25.          In the event that the Settlement is terminated pursuant to the terms of the preceding Paragraph 24 of this Stipulation or the Effective Date otherwise fails to occur for any other reason, then (i) the Settlement and this Stipulation (other than this Paragraph 25 and Paragraphs 8, 10, 20, 26, 45, and 46 of this Stipulation) shall be canceled and terminated; (ii) any judgment entered in the Action and any related orders entered by the Court shall in all events be treated as vacated, nunc pro tunc; (iii) the Releases provided under the Settlement shall be null and void; (iv) the fact of, and negotiations and other discussions leading to, the Settlement shall not be admissible in any proceeding before any court or tribunal; (v) all proceedings in the Action shall revert to their status as of immediately prior to the execution of the Term Sheet on April 2, 2023, and no materials created by or received from any Party that were used in, obtained during, or related to the Settlement discussions shall be admissible for any purpose in any court or tribunal, or used, absent consent from the disclosing party, for any other purpose or in any other capacity, except to the extent that such materials are otherwise required to be produced during discovery in the Action or in any other litigation; and (vi) the Parties shall proceed in all respects as if the Settlement and this Stipulation (other than this Paragraph 25 and Paragraphs 8, 10, 20, 26, 45, and 46 of this Stipulation) had not been entered into by the Parties.

K.	No Admission of Liability

26.          It is expressly understood and agreed that neither the Settlement nor any act or omission in connection therewith is intended or shall be deemed or argued to be evidence of or to constitute an admission or concession by: (i) Defendants as to (a) the truth of any fact alleged by Plaintiffs, (b) the validity of any claims or other issues raised, or which might be or might have been raised, in the Action or in any other litigation, (c) the deficiency of any defense that has been or could have been asserted in the Action or in any other litigation, or (d) any wrongdoing, fault, or liability of any kind by any of them, which each of them expressly denies; or (ii) Plaintiffs that any of their claims are without merit, that any of Defendants had meritorious defenses, or that damages recoverable from Defendants under the Complaint would not have exceeded the Settlement Payment as provided in Paragraph 2.

27.          The Released Persons may file this Stipulation and/or the Order and Final Judgment in any action that has been or may be brought against them in order to support a claim or defense based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction, or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim or in connection with any insurance litigation.

L.	Miscellaneous Provisions

28.          The Parties and their respective counsel agree to cooperate fully with one another to obtain (and, if necessary, defend on appeal) all necessary approvals of the Court required of this Stipulation, and to use best efforts to promptly agree upon and execute all such other documentation as may be reasonably required to obtain final approval by the Court of the Settlement.

29.           AMC warrants that, as to the issuance of the Settlement Payment, at the time of entering into this Stipulation and at the time of the issuance of the Settlement Payment, it was able to pay its then-current liabilities when they became due, and the Settlement Payment required to be made by AMC will not render it unable to pay its current liabilities when they become due. This representation is made by AMC and not by its counsel.

30.           In the event of the entry of a final order of a court of competent jurisdiction determining the issuance of the Settlement Payment or any portion thereof by AMC to be a preference, voidable transfer, fraudulent transfer or similar transaction and any portion of the Settlement Payment is required to be returned, and equivalent settlement consideration is not provided by others, then, at the election of Plaintiffs, Plaintiffs and Defendants shall jointly move the Court to vacate and set aside the Releases given and the Order and Final Judgment entered in favor of Defendants and the other Released Persons pursuant to this Stipulation, in which event the Releases and the Order and Final Judgment shall be null and void, and the Parties shall be restored to their respective positions in the litigation as provided in Paragraph 25 above.

31.           This Stipulation shall be deemed to have been mutually prepared by the Parties and shall not be construed against any of them by reason of authorship.

32.           The Parties agree that in the event of any breach of this Stipulation, all of the Parties’ rights and remedies at law, equity, or otherwise are expressly reserved.

33.           This Stipulation may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same document. Any signature to this Stipulation by means of facsimile or other electronic means shall be treated in all manner and respects as an original signature, and shall be considered to have the same binding legal effect as if it were the original signed version thereof and without any necessity for delivery of the original signed signature pages in order for this to constitute a binding agreement.

34.           The headings herein are used for the purpose of convenience only and are not meant to have legal effect.

35.           If any deadline set forth in this Stipulation or the Exhibits hereto falls on a Saturday, Sunday, or legal holiday, that deadline will be continued to the next business day.

36.           Each counsel or other person executing this Stipulation on behalf of any Party warrants that he or she has the full authority to bind his or her principal to this Stipulation.

37.           Plaintiffs represent and warrant that none of the Released Plaintiffs’ Claims have been assigned, encumbered, or in any manner transferred, in whole or in part.

38.           This Stipulation shall not be modified or amended, nor shall any provision of this Stipulation be deemed waived, unless such modification, amendment, or waiver is in writing and executed by or on behalf of all of the Parties (or their successors-in-interest).

39.           Any failure by any Party to insist upon the strict performance by any other Party of any of the provisions of this Stipulation shall not be deemed a waiver of any of the provisions hereof, and such Party, notwithstanding such failure, shall have the right thereafter to insist upon the strict performance of any and all of the provisions of this Stipulation to be performed by such other Party. Waiver by any Party of any breach of this Stipulation by any other Party shall not be deemed a waiver of any other prior or subsequent breach of this Stipulation, and failure by any Party to assert any claim for breach of this Stipulation shall not be deemed to be a waiver as to that or any other breach and will not preclude any Party from seeking to remedy a breach and enforce the terms of this Stipulation.

40.           This Stipulation is and shall be binding upon, and shall inure to the benefit of, the Parties (and, in the case of the Releases, all Released Persons as third-party beneficiaries), and their respective predecessors, predecessors-in-interest, successors, successors-in-interest, legal representatives, trustees, executors, administrators, estates, heirs, transferees, and assigns, including, without limitation, any corporation or other entity with which any Party hereto may merge, reorganize, or otherwise consolidate.

41.           Notwithstanding the entry of the Order and Final Judgment, the Court shall retain jurisdiction with respect to the implementation, enforcement, and interpretation of the terms of this Stipulation and the Settlement, and all of the Parties submit to the jurisdiction of the Court for all matters relating to the administration, enforcement, and consummation of the Settlement and the implementation, enforcement, and interpretation of this Stipulation. Each of the Parties (i) consents to personal jurisdiction in any such action (but no other action) brought in the Court, (ii) consents to service of process on such Party by email to its undersigned counsel, and (iii) waives any objection to venue in the Court and any claim that the Court is an inconvenient forum.

42.           The construction and interpretation of this Stipulation, and any and all disputes arising out of or relating in any way to this Stipulation, shall be governed by and construed in accordance with the laws of the State of Delaware and without regard to the laws that might otherwise govern under principles of conflicts of law applicable hereto. Any action arising under or to enforce this Stipulation or any portion hereof, shall be commenced and maintained only in the Court.

43.           Without further order of the Court, the Parties may agree to reasonable extensions of time to carry out any of the provisions of this Stipulation.

44.           Except as otherwise provided herein, each Party shall bear its own costs.

45.           Whether or not this Stipulation is approved by the Court, the Settlement is consummated, or the Effective Date occurs, the Parties and their respective counsel shall use their best efforts to keep all negotiations, discussions, acts performed, agreements, drafts, documents signed, and proceedings in connection with this Stipulation confidential.

46.           All agreements made and orders entered during the course of this Action relating to the confidentiality of information, including, without limitation, the Confidentiality Order, shall survive the Settlement and entry of the Order and Final Judgment.

47.           This Stipulation and the Exhibits (Exhibit A: [Proposed] Scheduling Order With Respect to Notice and Settlement Hearing; Exhibit B: Notice of Pendency and Proposed Settlement of Stockholder Class Action, Settlement Hearing, and Right to Appear; Exhibit C: Summary Notice of Pendency and Proposed Settlement of Stockholder Class Action, Settlement Hearing, and Right to Appear; and Exhibit D: [Proposed] Order and Final Judgment) constitute the entire agreement among the Parties concerning the Settlement. The Exhibits are incorporated by reference as if set forth herein verbatim, and the terms of all Exhibits are expressly made part of this Stipulation; provided, however, that if there exists a conflict or inconsistency between the terms of this Stipulation and the terms of any Exhibit, the terms of the Stipulation shall prevail.

48.           The Parties intend this Stipulation and the Settlement to be a final and complete resolution of all disputes asserted or which could be asserted by Plaintiffs and any other Settlement Class Members against the Released Defendants’ Persons with respect to the Released Plaintiffs’ Claims. Accordingly, the Parties and their respective counsel agree not to assert in any forum that this Action was brought by Plaintiffs or defended by Defendants in bad faith or without a reasonable basis. The Parties represent and agree that the terms of the Settlement reached between Plaintiffs and Defendants were negotiated at arm’s length and in good faith by Plaintiffs and Defendants and reflect a settlement that was reached voluntarily based upon adequate information and sufficient discovery and after consultation with experienced legal counsel.

49.           While retaining their right to deny that the claims asserted in the Action were meritorious, Defendants and their respective counsel, in any statement made to any media representative (whether or not for attribution) will not assert that the Action was commenced or prosecuted in bad faith, nor will they deny that the Action was commenced and prosecuted in good faith and is being settled voluntarily after consultation with competent legal counsel. In all events, the Parties and their respective counsel shall not make any accusations of wrongful or actionable conduct by any Party concerning the prosecution, defense, and resolution of the Action, and shall not otherwise suggest that the Settlement constitutes an admission of any claim or defense alleged.

50.          No opinion or advice concerning the tax consequences of the proposed Settlement to individual Settlement Class Members is being given or will be given by the Parties or their respective counsel; nor is any representation or warranty in this regard made by virtue of this Stipulation. Each Settlement Class Member’s tax obligations, and the determination thereof, are the sole responsibility of the Settlement Class Member, and it is understood that the tax consequences may vary depending on the particular circumstances of each individual Settlement Class Member.

IN WITNESS WHEREOF, the Parties, through their undersigned counsel, have executed this Stipulation effective as of April 27, 2023.

Of Counsel:	BERNSTEIN LITOWITZ BERGER & GROSSMANN LLP

BERNSTEIN LITOWITZ BERGER & GROSSMANN LLP	By:	/s/ Daniel E. Meyer
Gregory V. Varallo (#2242)
Mark Lebovitch	Daniel E. Meyer (#6876)

Jeroen van Kwawegen	500 Delaware Avenue, Suite 901
Edward Timlin	Wilmington, DE 19801

Sara Swartzwelder	(302) 364-3601
1251 Avenue of the Americas
New York, NY 10020	GRANT & EISENHOFER P.A.
(212) 554-1400
	By:	/s/ Michael J. Barry
FIELDS KUPKA & SHUKUROV LLP	Michael J. Barry (#4368)
Kelly L. Tucker (#6382)

William J. Fields	Jason M. Avellino (#5821)
Christopher J. Kupka	123 Justison Street, 7th Floor

Samir Shukurov	Wilmington, DE 19801
1441 Broadway, 6th Floor #6161	(302) 622-7000

New York, NY 10018
(212) 231-1500	SAXENA WHITE P.A.

SAXENA WHITE P.A.	By:	/s/ Thomas Curry
Thomas Curry (#5877)

David Wales	824 N. Market Street, Suite 1003
10 Bank Street, 8th Floor	Wilmington, DE 19801

White Plains, NY 10606	(302) 485-0483
(914) 437-8551

Attorneys for Plaintiffs
– and –

Adam Warden
7777 Glades Road, Suite 300
Boca Raton, FL 33434
(561) 394-3399

RICHARDS, LAYTON & FINGER, P.A.
Of Counsel:
/s/ Kevin M. Gallagher
John A. Neuwirth	Raymond J. DiCamillo (#3188)
Joshua S. Amsel	Kevin M. Gallagher (#5337)
Matthew S. Connors (#5598)	Matthew Murphy (#5938)
Tanner S. Stanley	Edmond S. Kim (#6835)
Adriane M. Kappauf (#7073)
WEIL, GOTSHAL & MANGES LLP	One Rodney Square
920 N. King Street
767 Fifth Avenue	Wilmington, DE 19801
New York, NY 10153	(302) 651-7700
(212) 310-8000

Attorneys  for  Defendants  Adam  M. Aron, Denise Clark, Howard W. Koch, Jr.,  Philip  Lader,  Gary  F.  Locke, Kathleen  M.  Pawlus,  Keri  Putnam, Anthony J. Saich, Adam J. Sussman, Lee Wittlinger,  and  AMC  Entertainment Holdings, Inc.

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